Exhibit 99.1

5650 Hollis Street | Emeryville, CA | 94608 Office: 510.845.1999 groceryoutlet.com

Grocery Outlet Holding Corp. Announces Waiver of Lock-up Restrictions

Emeryville, CA – October 1, 2019 – Grocery Outlet Holding Corp. (NASDAQ: GO) (the “Company”) announced today that BofA Merrill Lynch and Morgan Stanley, the lead book-running managers in the Company’s recent public sale of 19,765,625 shares of common stock, are waiving a lock-up restriction with respect to 721,443 shares of the Company’s common stock held by certain officers or directors of the Company. This waiver will take effect on October 3, 2019 and the shares may be sold or otherwise transferred on or after such date.

In addition, BofA Merrill Lynch and Morgan Stanley are waiving a lock-up restriction with respect to 933,000 shares of the Company’s common stock held by H&F Globe Investor LP and an entity affiliated with the Company’s CEO, Eric Lindberg. The shares held by H&F Globe Investor LP are expected to be distributed to certain parties affiliated with Hellman & Friedman LLC, including certain directors of the Company, and subsequently donated to charitable organizations. The shares held by the entity affiliated with Eric Lindberg are also expected to be donated to a charitable organization. This waiver will take effect on October 8, 2019, and the shares may be sold or otherwise transferred on or after such date.

This press release is not an offer for sale of the securities in the United States or in any other jurisdiction where such offer is prohibited, and such securities may not be offered or sold in the United States absent registration or an exemption from registration under the United States Securities Act of 1933, as amended.

About Grocery Outlet

Based in Emeryville, California, Grocery Outlet is a high-growth, extreme value retailer of quality, name-brand consumables and fresh products sold through a network of independently operated stores. Grocery Outlet has more than 300 stores in California, Washington, Oregon, Pennsylvania, Idaho and Nevada. Grocery Outlet stores carry an ever-changing assortment of “WOW!” deals, complemented by everyday staple products.

MEDIA CONTACT:

Layla Kasha

510-379-2176

lkasha@cfgo.com

INVESTOR RELATIONS CONTACT:

Jean Fontana

Jean.Fontana@icrinc.com